Exhibit 99.2

Audited Consolidated Financial Statements of Exelis Inc. and Accompanying Notes to Consolidated Financial Statements and Related Reports of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Exelis Inc.

McLean, Virginia

We have audited the accompanying consolidated balance sheets of Exelis Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2014. We also have audited the Company’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exelis Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014 based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 21 to the consolidated financial statements, on February 5, 2015, the Company entered into a definitive merger agreement with Harris Corporation under which the Company will become a wholly owned subsidiary of Harris Corporation.

/s/ Deloitte & Touche LLP
McLean, Virginia
February 27, 2015

EXELIS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Year Ended December 31,
	2014	2013	2012
Product revenue	$2,142	$2,136	$2,487
Service revenue	1,135	1,205	1,243

Total revenue	3,277	3,341	3,730

Costs of product revenue	1,538	1,517	1,726
Costs of service revenue	898	967	1,027
Selling, general and administrative expenses	372	395	459
Research and development expenses	60	54	67
Restructuring and asset impairment charges	12	80	19

Operating income	397	328	432
Interest expense, net	37	37	37
Other expense (income), net	(5)	3	3

Income from continuing operations before income tax expense	365	288	392
Income tax expense	135	110	146

Income from continuing operations	230	178	246
Income from discontinued operations, net of tax	19	103	84

Net income	$249	$281	$330

Earnings Per Share
Basic
Continuing operations	$1.22	$0.94	$1.31
Discontinued operations	$0.10	$0.55	$0.45
Net income	$1.32	$1.49	$1.76
Diluted
Continuing operations	$1.19	$0.93	$1.30
Discontinued operations	$0.10	$0.54	$0.45
Net income	$1.29	$1.46	$1.75
Weighted average common shares outstanding – basic	188.3	188.5	187.4
Weighted average common shares outstanding – diluted	193.2	192.0	188.6
Cash dividends declared per common share	$0.41	$0.41	$0.41

EXELIS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN MILLIONS)

	Year Ended December 31,
	2014	2013	2012
Net income	$249	$281	330
Other comprehensive income (loss), net of tax
Net foreign currency translation adjustments	(8)	1	8
Defined Benefit Plans
Net actuarial gain (loss) arising during the year	(504)	343	(230)
Prior service credit (cost) arising during the year	—	(1)	1
Amortization of net actuarial loss (gain) included in net periodic benefit cost	64	59	52
Amortization of prior service cost (credit) included in net periodic benefit cost	1	1	—
Other comprehensive income (loss), net of tax	(447)	403	(169)

Total comprehensive income (loss)	$(198)	$684	$161

EXELIS INC.

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$510	$459
Receivables, net	824	715
Inventories, net	225	240
Deferred tax asset	56	38
Other current assets	47	59
Current assets of discontinued operations	—	229

Total current assets	1,662	1,740

Plant, property and equipment, net	437	489
Goodwill	1,976	1,967
Other intangible assets, net	150	167
Deferred tax asset	566	300
Other non-current assets	87	77
Non-current assets of discontinued operations	—	144

Total non-current assets	3,216	3,144

Total assets	$4,878	$4,884

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$238	$257
Advance payments and billings in excess of costs	242	290
Compensation and other employee benefits	170	153
Other accrued liabilities	124	149
Current liabilities of discontinued operations	—	195

Total current liabilities	774	1,044

Defined benefit plans	2,072	1,407
Long-term debt	649	649
Deferred tax liability	2	2
Other non-current liabilities	134	127
Non-current liabilities of discontinued operations	—	3

Total non-current liabilities	2,857	2,188

Total liabilities	3,631	3,232

Commitments and contingencies (Note 18)
Shareholders’ equity
Common stock	2	2
Additional paid-in capital	2,607	2,623
Treasury stock	(128)	(16)
Retained earnings	645	475
Accumulated other comprehensive loss	(1,879)	(1,432)

Total shareholders’ equity	1,247	1,652

Total liabilities and shareholders’ equity	$4,878	$4,884

EXELIS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	Year Ended December 31,
	2014	2013	2012
Operating activities
Net income	$249	$281	$330
Less income from discontinued operations	19	103	84

Income from continuing operations	230	178	246
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation and amortization	106	107	127
Stock-based compensation	26	32	24
Restructuring and asset impairment charges	12	80	19
Payments for restructuring	(26)	(57)	(20)
Defined benefit plans expense	58	87	43
Defined benefit plans payments	(145)	(206)	(290)
Change in assets and liabilities
Change in receivables	(107)	(49)	18
Change in inventories	18	41	51
Change in other assets	20	(20)	(2)
Change in accounts payable	(19)	(24)	(22)
Change in advance payments and billings in excess of costs	(48)	(20)	(52)
Change in deferred taxes	13	144	120
Change in other liabilities	26	(100)	(3)
Other, net	(4)	1	2

Net cash provided by operating activities from continuing operations	160	194	261

Investing activities
Capital expenditures	(53)	(76)	(116)
Proceeds from the sale of assets	9	9	2
Acquisitions, net of cash acquired	(23)	(16)	(43)
Other, net	1	2	1

Net cash used in investing activities from continuing operations	(66)	(81)	(156)

Financing activities
Dividends paid	(80)	(58)	(77)
Common stock repurchased	(112)	(16)	—
Proceeds from the exercise of stock options	18	23	19
Net cash distribution received from Vectrus	133	—	—
Transfer (to) from Vectrus, net	(32)	4	(4)
Other, net	1	—	1

Net cash used in financing activities from continuing operations	(72)	(47)	(61)

Exchange rate effects on cash and cash equivalents	(7)	1	7
Net cash from discontinued operations	36	114	121

Net change in cash and cash equivalents	51	181	172
Cash and cash equivalents – beginning of year	459	278	106

Cash and cash equivalents – end of year	$510	$459	$278

Supplemental disclosures of cash flow information
Cash paid during the year for
Income taxes (net of refunds received)	$70	$97	$28
Interest	$34	$34	$37

EXELIS INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(IN MILLIONS)

	December 31,
	SHARES OUTSTANDING			DOLLARS
	2014	2013	2012	2014	2013	2012
Common stock
Common stock, beginning balance	189.4	187.6	184.7	$2	$2	$2
Employee stock awards and stock options	2.6	2.8	2.9	—	—	—
Common stock repurchased	(6.3)	(1.0)	—	—	—	—

Common stock, ending balance	185.7	189.4	187.6	$2	$2	$2
Additional paid-in capital
Additional paid-in capital, beginning balance				$2,623	$2,575	$2,523
Employee stock awards and stock options				14	22	16
Stock-based compensation				23	26	22
Spin-off of Vectrus				(53)	—	—
Tax adjustments attributable to the ITT Spin-off, net				—	—	3
Defined benefit plans tax reclassification attributable to the ITT Spin-off				—	—	11

Additional paid-in capital, ending balance				$2,607	$2,623	$2,575
Treasury stock
Treasury stock, beginning balance				$(16)	$—	$—
Common Stock repurchased				(112)	(16)	—

Treasury stock, ending balance				$(128)	$(16)	$—

Retained earnings
Retained earnings, beginning balance				$475	$274	$23
Net income				249	281	330
Cash dividends declared on common stock				(79)	(80)	(79)

Retained earnings, ending balance				$645	$475	$274

Accumulated other comprehensive Loss
Accumulated other comprehensive loss, beginning balance				$(1,432)	$(1,835)	$(1,655)
Other comprehensive income (loss), net of tax				(447)	403	(169)
Defined benefit plans tax reclassification attributable to the ITT Spin-off				—	—	(11)

Accumulated other comprehensive loss, ending balance				$(1,879)	$(1,432)	$(1,835)

Total shareholders’ equity
Total shareholders’ equity, beginning balance				$1,652	$1,016	$893
Net change in common stock				—	—	—
Net change in additional paid-in capital				(16)	48	52
Net change in treasury stock				(112)	(16)	—
Net change in retained earnings				170	201	251
Net change in accumulated other comprehensive loss				(447)	403	(180)

Total shareholders’ equity, ending balance				$1,247	$1,652	$1,016

EXELIS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 1

DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our Business

Exelis Inc. (“Exelis” or the “Company”) is a diversified aerospace, defense, information and services company that leverages a greater than 50-year legacy of deep customer knowledge and technical expertise to deliver affordable mission-critical solutions to military, government and commercial customers in the United States and globally. We are focused on strategic growth in the areas of critical networks; intelligence, surveillance, reconnaissance (ISR) and analytics; electronic warfare; and composite aerostructures. The Company’s customers include the U.S. Department of Defense (DoD) and its prime contractors, U.S. Government intelligence agencies, the National Aeronautics and Space Administration (NASA), the Federal Aviation Administration (FAA), allied foreign governments and domestic and foreign commercial customers. As a prime contractor, subcontractor, or preferred supplier, Exelis participates in many high priority defense and civil government programs in the United States and internationally. Exelis conducts most of its business with the U.S. Government, principally the DoD. Exelis Inc. was incorporated in Indiana on May 4, 2011.

References in these notes to “Exelis”, “we,” “us,” “our,” “the Company” and “our Company” refer to Exelis Inc. and its subsidiaries, unless the context otherwise requires.

We operate in two segments: Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) Electronics and Systems, and Information and Technical Services. Our C4ISR Electronics and Systems segment provides engineered systems and solutions, including: ISR systems; integrated electronic warfare systems; radar and sonar systems; electronic attack and release systems; communications solutions; space systems; and composite aerostructures, for government and commercial customers around the world. Our Information and Technical Services segment provides a broad range of service solutions, including: systems integration; network design and development; air traffic management; cyber; intelligence; advanced engineering; and space launch and range-support, for a wide variety of U.S. military and U.S. Government customers.

On February 5, 2015, we entered into a definitive merger agreement with Harris Corporation under which the Company will become a wholly owned subsidiary of Harris when the transaction closes (Note 21).

Separation from ITT Corporation

Exelis began operating as a stand-alone publicly traded corporation on October 31, 2011, following the completion of its spin-off from ITT Corporation (the “ITT Spin-off”). Prior to the ITT Spin-off, Exelis operated as ITT Corporation’s (“ITT”) Defense & Information Solutions segment.

Basis of Presentation

The Consolidated Financial Statements reflect the consolidated operations of Exelis, including our financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany transactions between our businesses have been eliminated. The financial results of Vectrus Inc. (“Vectrus”) prior to the completion of its spin-off from Exelis on September 27, 2014 are reported as discontinued operations in the Consolidated Financial Statements.

We have evaluated all material events occurring subsequent to the financial statement date for recognition or disclosure through the date this Annual Report on Form 10-K was filed with the Securities and Exchange Commission.

Principles of Consolidation

Exelis consolidates companies in which it has a controlling financial interest or when Exelis is considered the primary beneficiary of a variable interest entity. We account for investments in companies over which we have the ability to exercise significant influence, but do not hold a controlling interest under the equity method, and we record our proportionate share of income or losses in the Consolidated Statements of Operations. The results of companies acquired or disposed of during the fiscal year are included in the Consolidated Financial Statements from the effective date of acquisition or up to the date of disposal.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Estimates are revised as additional information becomes available. Estimates and assumptions are used for, but not limited to, revenue recognition, income taxes, contingency accruals and valuation allowances, fair value measurements, impairment of goodwill and other intangible assets, postretirement obligations and certain contingent liabilities. Actual results could differ from these estimates.

Business Combinations

Exelis allocates the purchase price of its acquisitions to the tangible and intangible assets acquired, liabilities assumed, and non-controlling interests acquired based on their estimated fair value at the acquisition date. The excess of the acquisition price over those estimated fair values is recorded as goodwill. Changes to the acquisition date fair values prior to the expiration of the measurement period, a period generally not to exceed 12 months from date of acquisition, are recorded as an adjustment to the acquired assets, including goodwill. Changes to the acquisition date fair values after expiration of the measurement period are recorded in income. Acquisition-related expenses and restructuring charges are recognized separately from the business combination and are expensed as incurred.

Revenue Recognition

As a defense contractor engaging in long-term contracts, the majority of our revenue is derived from long-term construction-type and production-type sales contracts and services provided to the federal government for which revenue is recognized under the percentage-of completion method based on units of delivery, percentage of costs incurred to total costs, or the completion of scheduled performance milestones. For units of delivery, revenues and profits are recognized based upon the ratio of actual units delivered to estimated total units to be delivered under the contract. Under the cost-to-total cost method, revenue is recognized based upon the ratio of costs incurred to estimated total costs at completion of the contract. Revenues and profits are recognized under the milestone method based upon accomplishing a clear deliverable output of contract performance with value to the customer. Revenues and profits on time-and-material type contracts are recognized based on billable rates times direct labor hours incurred plus material and other reimbursable costs incurred. The completed contract method is utilized when reasonable and reliable cost estimates for a project cannot be made. Amounts invoiced to customers in excess of revenue recognized are recorded as deferred revenue, until the revenue recognition criteria are satisfied. Revenue that is earned and recognized in excess of amounts invoiced is recorded as a component of receivables, net.

During the performance of long-term sales contracts, estimated final contract prices and costs are reviewed periodically and revisions are made as required and recorded in income in the period in which they are determined. Additionally, the fees under certain contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue when there is sufficient information to reasonably assess anticipated contract performance. Amounts representing contract change orders, claims, requests for equitable adjustment, or limitations in funding on contracts are recorded only if it is probable the claim will result in additional contract revenue and the amounts can be reliably estimated. Provisions for estimated losses on uncompleted long-term sales contracts are made in the period in which such losses are determined and are recorded as a component of costs of revenue. Contract revenue and cost estimates are reviewed and reassessed periodically. Changes in these estimates could result in recognition of cumulative catch-up adjustments to the contract’s inception to date revenue, cost of revenue and profit in the period in which such changes are made, based on a contract’s percent complete. Changes in revenue and cost estimates could also result in a forward loss or an adjustment to a forward loss. For the years ended December 31, 2014, 2013 and 2012, net favorable cumulative catch-up adjustments related to prior periods increased operating income by approximately $17, $69 and $54, respectively, and diluted earnings per share by approximately $0.06, $0.22 and $0.18, respectively.

To a lesser extent, we enter into contracts that are not associated with the design, development, manufacture, or modification of complex aerospace or electronic equipment and related services, and for services to non-federal government customers. For such contracts, we recognize revenue at the time title and risks and rewards of ownership pass, which is generally when products are shipped or as services are performed if there is persuasive evidence of an arrangement, the price is fixed or determinable and collectability is reasonably assured. For agreements that contain multiple deliverables, we allocate revenue across all identified units of accounting based on relative fair values and then recognize revenue when the appropriate revenue recognition criteria for the individual deliverables have been satisfied.

Research and Development

Expenditures for Company-sponsored research and development projects are expensed as incurred. Costs we incur under customer-sponsored research and development programs pursuant to contracts are included in total revenue and cost of revenue.

Restructuring

We periodically initiate management approved restructuring activities to achieve cost savings through reduced operational redundancies and to strategically position ourselves in the market in response to prevailing economic conditions and associated customer demand. Costs associated with restructuring actions can include severance, infrastructure charges to vacate facilities or consolidate operations, contract termination costs and other related charges. For involuntary separation plans, a liability is recognized when it is probable and reasonably estimable. For voluntary separation plans, a liability is recognized when the employee irrevocably accepts the voluntary termination. For one-time termination benefits, such as additional severance pay or benefit payouts, and other exit costs, such as lease termination costs, the liability is measured and recognized initially at fair value in the period in which the liability is incurred, with subsequent changes to the liability recognized as adjustments in the period of change or if the employees are required to render services beyond a minimum retention period, the fair value of the severance or benefit payouts is recognized ratably over the future service period.

Income Taxes

We determine the provision for income taxes using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. In assessing the need for a valuation allowance, we look to the future reversal of existing taxable temporary differences, taxable income in carryback years, the feasibility of tax planning strategies and estimated future taxable income. The valuation allowance can be affected by changes to tax laws, changes to statutory tax rates and changes to future taxable income estimates.

We provide for U.S. deferred taxes on the excess of financial reporting basis over the U.S. tax basis for our foreign earnings, when we do not plan to reinvest such earnings indefinitely outside the United States.

We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Foreign Currency Translation

The financial statements of consolidated international businesses, for which the functional currency is not the U.S. dollar, are translated into U.S. dollars. Balance sheet accounts are translated at the exchange rate in effect at the end of each period; income statement accounts are translated at the average rates of exchange prevailing during the period. Gains and losses on foreign currency translations are reflected in accumulated other comprehensive loss. Net gains or losses from foreign currency transactions are reported in Selling, General and Administrative (“SG&A”) expenses and have historically been immaterial.

Cash and Cash Equivalents

Exelis considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable include amounts billed and currently due from customers, unbilled costs and accrued profits primarily related to revenue on long-term sales contracts that have been recognized for accounting purposes but not yet billed to customers, certain estimated contract change amounts, claims or requests for equitable adjustment in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. We maintain an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance is based upon an assessment of customer credit-worthiness, historical payment experience and the age of outstanding receivables.

Inventories

Inventories are stated at cost (first-in, first-out or average cost), but not in excess of realizable value. A write down for excess or inactive inventory is recorded based upon an analysis that considers current inventory levels, historical usage patterns, future sales expectations and salvage value.

Inventoried costs related to long-term sales contracts are stated at the actual production cost, including overhead and other related non-recurring costs incurred to date reduced by amounts identified with revenue recognized on units delivered or progress completed. Inventoried costs relating to long-term sales contracts and programs are reduced by charging any amounts in excess of estimated realizable value to costs of revenue.

Plant, Property and Equipment

Plant, property and equipment, net, are stated at cost less accumulated depreciation. Major improvements are capitalized at cost while expenditures for maintenance, repairs and minor improvements are expensed. For asset sales or retirements, the assets and related accumulated depreciation or amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

Depreciation is generally computed using either an accelerated or straight-line method and is based on estimated useful lives as follows:

Years
Buildings and improvements	5 – 40
Machinery and equipment	2 – 15
Furniture, fixtures and office equipment	3 – 7

Operating Leases

Many of the Company’s real property lease agreements contain incentives for tenant improvements, rent holidays, or rent escalation clauses. For incentives for tenant improvements, the Company records a deferred rent liability and amortizes the deferred rent over the term of the lease as a reduction to rent expense. For rent holidays and rent escalation clauses during the lease term, the Company records minimum rental expenses on a straight-line basis over the term of the lease. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement.

Capitalized Internal Use Software

Exelis capitalizes certain internal and external costs incurred to acquire or create internal use software, principally related to software coding, designing system interfaces and installation and testing of the software. Exelis amortizes capitalized internal use software costs using the straight-line method over the estimated useful life of the software, generally from 3 to 7 years.

Long-Lived Asset Impairment

Long-lived assets, including other intangible assets with finite lives, are tested for impairment whenever events or changes in circumstances indicate their carrying value may not be recoverable. We assess the recoverability of long-lived assets based on the undiscounted future cash flow the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment is identified, we reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values.

Goodwill and Other Intangible Assets

Goodwill represents purchase consideration paid in a business combination that exceeds the values assigned to the net assets of acquired businesses. Other intangible assets include customer and distributor relationships, proprietary technology, trademarks and patents. Our other intangible assets have a finite life and are generally amortized on a straight-line basis, unless the pattern of usage of the benefits indicates an alternate method is more representative of the usage of the asset, over their estimated economic useful life, which generally range from 10-25 years. Other intangible assets are tested for impairment if indicators of impairment are identified.

Goodwill is not amortized, but instead is tested for impairment annually (or more frequently if impairment indicators arise, such as changes to the reporting unit structure, significant adverse changes in the business climate or an adverse action or assessment by a regulator). Goodwill has been assigned to our reporting units for purposes of impairment testing. We conduct our annual impairment testing on the first day of the fourth fiscal quarter.

In 2014, the impairment test was performed using a qualitative evaluation, referred to as the step-zero approach. An initial qualitative evaluation is performed based on the company’s events and circumstances to determine the likelihood of goodwill impairment. The results of the qualitative evaluation determine whether it is necessary to perform the two-step impairment test. If it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a company would be required to perform the two-step impairment test. Based on the results of our qualitative evaluation, we were not required to perform the two-step impairment test.

In 2013, the impairment test was performed using the traditional two-step test. In the first step, the estimated fair value of each reporting unit is compared to the carrying value of the net assets assigned to that reporting unit. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill is not impaired and the second step of the impairment test is not performed. If the carrying value of the reporting unit exceeds its estimated fair value, then the second step of the impairment test is performed in order to measure the impairment loss to be recorded. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference. We estimated the fair value of our reporting units using an income approach. Under the income approach, we estimated the fair value based on the present value of estimated future cash flows. Based on the results of the first step of the impairment test, we were not required to perform the second step of the impairment test.

Postretirement Benefit Plans

Plans that are sponsored by the Company are accounted for as defined benefit pension and other postretirement defined benefit plans (collectively referred to as “defined benefit plans”). Accordingly, the funded or unfunded position of each defined benefit plan is recorded on our Consolidated Balance Sheets. Actuarial gains and losses and prior service costs or credits that have not yet been recognized through income are recorded in accumulated other comprehensive loss within equity, net of taxes, until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and the recognition of expenses related to defined benefit plans are dependent on various assumptions. The major assumptions primarily relate to discount rates, long-term expected rates of return on plan assets, rate of future compensation increases, mortality, termination, health care inflation trend rates and other factors. Management develops each assumption using relevant company experience in conjunction with market-related data. Actuarial assumptions are reviewed annually with third-party consultants and adjusted as necessary. For the recognition of net periodic benefit cost, the calculation of the long-term expected return on plan assets is generally derived using a market-related value of plan assets based on yearly average asset values at the measurement date over the last five years. Actual results that differ from our assumptions are accumulated and amortized over the estimated future life or service period of the participants. The fair value of plan assets is determined based on market prices or estimated fair value at the measurement date.

Stock-Based Compensation

We recognize stock-based compensation expense primarily within SG&A expenses based on the grant date fair values, net of estimated forfeitures, for all share-based awards granted over the requisite service periods of the awards, which is generally equivalent to the vesting term.

Fair Value Measurements

We determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In measuring fair value, a fair value hierarchy is applied which categorizes and prioritizes the inputs used to estimate fair value into three levels. The fair value hierarchy is based on maximizing the use of observable inputs and minimizing the use of unobservable inputs when measuring fair value. Classification within the fair value hierarchy is based on the lowest level input that is significant to the fair value measurement. There are three levels of the fair value hierarchy. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices (in non-active markets or in active markets for similar assets or liabilities), inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 3 inputs are unobservable inputs for the assets or liabilities.

In certain instances, fair value is estimated using quoted market prices obtained from external pricing services. In obtaining such data from the pricing service, the Company has evaluated the methodologies used to develop the estimate of fair value in order to assess whether such valuations are representative of fair value, including net asset value (NAV). Additionally, in certain circumstances, the NAV reported by an asset manager may be adjusted when sufficient evidence indicates NAV is not representative of fair value.

Commitments and Contingencies

We record accruals for commitments and loss contingencies when they are probable of occurrence and the amounts can be reasonably estimated. In addition, legal fees are accrued for cases where a loss is probable and the related fees can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount of loss. We review these accruals quarterly and adjust the accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other updated information.

Accruals for environmental matters are recorded on a site by site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies available to us. Our estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted quarterly as assessment and remediation efforts progress or as additional technical or legal information become available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. Accruals for environmental liabilities generally exclude claims for recoveries from insurance companies or other third parties and are reported in other non-current liabilities at undiscounted amounts.

Earnings Per Share

We compute earnings per common share on the basis of the weighted average number of common shares, and, where dilutive, common share equivalents, outstanding during the indicated periods.

Concentrations of Credit Risk

The U.S. Government accounted for 73% and 78% of receivables, net at December 31, 2014 and 2013, respectively.

Derivative Financial Instruments

Our operations give rise to exposure to market risks from changes in foreign exchange rates. We may use derivative financial instruments to reduce the impact of changes in foreign exchange rates on our operating results. We do not hold or issue derivative financial instruments for trading or other speculative purposes. The effect of our derivative instruments on our Consolidated Financial Statements is immaterial for all periods presented.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

NOTE 2

RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Pronouncements

In February 2013, the Financial Accounting Standards Board (FASB) issued guidance intended to update the disclosure requirements for accumulated other comprehensive income (AOCI). This guidance does not change the current requirements for reporting net income or other comprehensive income in the financial statements. The updated guidance requires an entity to disclose additional information about changes in AOCI balances by component and significant amounts reclassified out of AOCI by component. This guidance is effective prospectively for reporting periods beginning after December 15, 2012. We adopted this guidance on January 1, 2013 and have provided the additional required disclosures in the notes to these financial statements.

Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (FASB) issued final guidance on revenue recognition, which provides a single, comprehensive revenue recognition model for all contracts with customers, aimed at improving comparability within industries, across industries, and across capital markets. The new guidance contains principles, including a five step approach, that an entity will apply to determine the measurement and timing of revenue recognition that will require an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also requires additional disclosures intended to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and the related cash flows. Adoption of this guidance could affect the measurement and timing of revenue recognition on our contracts. The guidance is effective for the first interim period within annual reporting periods beginning after December 15, 2016, and can be applied retrospectively to each prior reporting period presented (full retrospective method) or retrospectively with the cumulative effect of initial application of the guidance recognized in retained earnings on the date of initial adoption (simplified transition method). Early adoption is not permitted. We are currently evaluating the methods of adoption and the potential impact of this guidance on our financial position, results of operations and cash flows.

The FASB recently issued final guidance aimed at reducing the frequency of disposals reported as discontinued operations by raising the threshold for a disposal to qualify as a discontinued operation, focusing on strategic shifts that have or will have a major effect on an entity’s operations and financial results. The guidance expands the disclosures for discontinued operations, but does not change the presentation requirements for discontinued operations in the income statement. The guidance is effective prospectively for annual periods beginning on or after December 15, 2014, with early adoption permitted, and would only apply to disposals completed subsequent to adoption. We will adopt this guidance on January 1, 2015.

Other new pronouncements issued but not effective until after December 31, 2014 are not expected to have a material impact on our financial position, results of operations or cash flows.

NOTE 3

ACQUISITIONS AND DIVESTITURES

Acquisitions

During 2014, the Company acquired Celestech and Barco Orthogon GmbH for an aggregate purchase price of approximately $24, net of cash acquired, and the operating results of these businesses are reported in the C4ISR Electronics and Systems segment and the Information and Technical Services segment, respectively, from the dates of acquisition. The assets, liabilities and results of operations for each of the businesses acquired were not material to the Company.

During 2013, the Company acquired C4i Pty. Ltd. for an aggregate purchase price of approximately $16, net of cash acquired. The operating results of this business are reported in the Information and Technical Services segment from the date of acquisition. The assets, liabilities and results of operations for the acquired business were not material to the Company.

During 2012, the Company acquired Applied Kilovolts Group Holdings, Limited and Space Computer Corporation for an aggregate purchase price of approximately $43, net of cash acquired. The operating results of these businesses are reported in the C4ISR Electronics and Systems segment from the dates of acquisition. The assets, liabilities and results of operations for each of the businesses acquired were not material to the Company.

Divestitures

On September 27, 2014, the Company completed the previously announced spin-off of Vectrus through a pro rata distribution to the Company’s shareholders of one share (in whole shares) of Vectrus common stock for every 18 shares (in whole shares) of the Company’s common stock held by such shareholders on September 18, 2014 (the “Record Date”), resulting in a total distribution of approximately 10.5 shares of Vectrus common stock. In connection with the spin-off, Vectrus incurred debt and made a net cash distribution of $136 to a subsidiary of Exelis on September 26, 2014. This cash distribution was subsequently reduced by $3 for a working capital adjustment. The Company recognized no gain or loss as a result of the spin-off and the spin-off was structured to qualify as a tax-free transaction to Exelis and its shareholders for U.S. Federal income tax purposes, except to the extent shareholders receive cash in lieu of fractional shares. Vectrus’ financial results prior to the spin-off are reported as discontinued operations for all periods presented in these financial statements. Vectrus began trading as an independent, publicly traded company on the New York Stock Exchange on September 29, 2014.

Vectrus, formerly referred to as Mission Systems, was part of the Company’s military and government services business within the Information and Technical Services segment and included the following major program areas: Infrastructure Asset Management; Logistics and Supply Chain Management; and Information Technology and Network Communication Services.

In connection with the spin-off of Vectrus, the Company incurred total separation costs of $34, $3, and $0 for the years ended December 31, 2014, 2013 and 2012, respectively, of which $23, $2 and $0, respectively, have been included in discontinued operations.

The following table provides the operating results of Vectrus, which have been included in discontinued operations:

	Year Ended December 31,
	2014	2013	2012
Revenue	$886	$1,475	$1,792

Income from discontinued operations, before income tax expense	$33	$149	$129
Income tax expense	14	46	45

Income from discontinued operations, net of tax	$19	$103	$84

The following table provides the major classes of assets and liabilities of Vectrus included in discontinued operations:

December 31, 2013
Assets
Cash	$10
Receivables, net	224
Other current assets	(5)

Total current assets	229

Plant, property, and equipment, net	9
Goodwill	217
Deferred tax asset	(84)
Other non-current assets	2

Total non-current assets	144

Total assets	$373

Liabilities
Accounts payable	$110
Compensation and other employee benefits	63
Other current liabilities	22

Total current liabilities	195

Other non-current liabilities	3

Total liabilities	$198

NOTE 4

RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

We have initiated various restructuring activities throughout the business during the past three years. The restructuring activities focus on various aspects of operations, including closing and consolidating certain facilities and manufacturing operations, rationalizing headcount, and aligning operations in the most strategic and cost-efficient structure.

We did not have any individually significant restructuring activities in 2014 or 2012. During the first quarter of 2013, we initiated an action to reduce the size of our workforce and consolidate our facilities footprint to align our cost structure more closely to customer and market conditions. Through voluntary and involuntary employee reductions, we eliminated approximately 1,168 positions related to this action, which included factory workers, administrative personnel and management employees. The charges incurred under this action primarily related to employee severance, and to a lesser extent, lease cancellation and other costs associated with the consolidation of certain facilities. This action was substantially completed by December 31, 2013.

The components of restructuring and asset impairment charges are summarized in the table below.

	Year Ended December 31,
	2014	2013	2012
By components
Severance charges	$9	$58	$9
Other restructuring charges	4	20	5
Reversal of restructuring accruals	(1)	(2)	(2)

Total restructuring charges	12	76	12
Asset impairment charges	—	4	7

Restructuring and asset impairment charges	$12	$80	$19
By segment
C4ISR Electronics and Systems	$12	$68	$17
Information and Technical Services	—	12	2

Restructuring and asset impairment charges	$12	$80	$19

The following table displays a roll-forward and the details, by type and segment, of the restructuring accruals balance, presented on our Consolidated Balance Sheets within other accrued liabilities.

	Year Ended December 31,
	2014	2013
Balance at January 1,	$25	$9
Charges for plans initiated during the year	12	77
Charges for plans initiated in prior years	1	2
Cash payments	(26)	(57)
Reversal of accruals and other	(4)	(6)

Balance at December 31,	$8	$25

By accrual type
Severance accrual	$1	$11
Facility carrying and other cost accruals	7	14
By segment
C4ISR Electronics and Systems	$7	$20
Information and Technical Services	1	5

NOTE 5

INCOME TAXES

The source of pre-tax income and the components of income tax expense are as follows:

	Year Ended December 31,
	2014	2013	2012
Income components
United States	$358	$281	$367
Foreign	7	7	25

Total pre-tax income from continuing operations	$365	$288	$392

Income tax expense components
Current income tax provision
United States – federal	$81	$6	$—
United States – state and local	11	6	2
Foreign	3	1	4

Total current income tax provision	95	13	6

Deferred income tax provision
United States – federal	25	68	117
United States – state and local	15	29	23

Total deferred income tax provision	40	97	140

Total income tax expense	$135	$110	$146

Effective income tax rate	37.0%	38.2%	37.2%

A reconciliation of the tax provision at the U.S. statutory rate to the effective income tax rate as reported is as follows:

	Year Ended December 31,
	2014	2013	2012
Tax provision at U.S. statutory rate	35.0%	35.0%	35.0%
Foreign tax rate differential	(0.3)	(0.3)	(0.1)
Foreign earnings not permanently reinvested, net of U.S. tax credit	0.1	0.3	0.5
State and local income tax, net of federal benefit	3.4	7.9	4.1
Research credit	(0.5)	(2.1)	—
Tax examinations	—	(0.6)	—
Domestic manufacturing deduction	(2.1)	(1.8)	(1.1)
Other	1.4	(0.2)	(1.2)

Effective income tax rate	37.0%	38.2%	37.2%

Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates for the year in which we expect the differences will reverse. Deferred tax assets and liabilities include the following:

	December 31,
	2014	2013
Deferred Tax Assets
Employee benefits	$856	$567
Accrued expenses	38	31
Loss carryforwards	1	3
Inventory	36	56
Advance payments	24	16
Credit carryforwards	3	5
Other	—	4

Subtotal	958	682
Valuation allowance	(3)	(3)

Total deferred tax assets	$955	$679

Deferred Tax Liabilities
Goodwill and other intangible assets	$209	$206
Plant, property and equipment	62	71
Unbilled receivables	49	47
Foreign subsidiaries	15	19

Total deferred tax liabilities	$335	$343

Deferred taxes in the Consolidated Balance Sheets consist of the following:

	December 31,
	2014	2013
Current assets	$56	$38
Non-current assets	566	300
Non-current liabilities	(2)	(2)
Net deferred tax assets	$620	$336

Our tax attributes available to reduce future taxable income begin to expire as follows:

Attribute	Amount	First Year of Expiration
State net operating losses	$2	December 31, 2024
U.S. tax credits	2	December 31, 2031
State tax credits	3	December 31, 2027

As of December 31, 2014, the tax exposure on foreign earnings that we plan to indefinitely reinvest overseas is not significant.

As of December 31, 2014 and 2013, there were valuation allowances of $3 and $3, respectively, to reduce deferred tax assets related to certain foreign net operating losses as these losses are not expected to be utilized in the future.

Shareholders’ equity at December 31, 2014 and 2013 reflects excess tax benefits related to stock-based compensation of approximately $8 and $3, respectively.

Uncertain Tax Positions

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2014	2013	2012
Unrecognized tax benefits at January 1,	$—	$56	$—
Additions for
Current year tax positions	—	—	—
Prior year tax positions	21	—	56
Reductions for
Prior year tax positions	—	(56)	—

Unrecognized tax benefits at December 31,	$21	$—	$56

Unrecognized tax benefits as of December 31, 2014 and 2012 were primarily related to the timing of certain income and deductions. The unrecognized tax benefits at December 31, 2014 will likely affect the effective income tax rate when settled. We anticipate that substantially all unrecognized tax benefits will decrease within the next twelve months, primarily due to the effective settlement of a pre ITT Spin-off tax audit. The unrecognized tax benefits from 2012 reversed In 2013 due to the acceptance of previously filed accounting method changes, which did not impact income tax expense.

The following table summarizes the Company’s earliest open tax years by major jurisdiction:

Jurisdiction	Earliest Open Year
United States	2009
United Kingdom	2011

Under the Tax Matters Agreement entered into between Exelis and Vectrus in connection with the spin-off of Vectrus, with respect to federal, state, and foreign income tax audits of pre Vectrus spin-off tax returns (other than separate returns of Exelis or Vectrus), Exelis and Vectrus have generally agreed to share in any unfavorable tax audit liabilities over a specified threshold of $3. Exelis is responsible for liabilities below the threshold and has not made any payments against the threshold through December 31, 2014.

Under the Tax Matters Agreement entered into between Exelis, ITT and Xylem Inc. (“Xylem”) in connection with the ITT Spin-off, with respect to post ITT Spin-off federal, state, and foreign income tax audits of pre ITT Spin-off tax returns (other than separate returns of Exelis or Xylem), Exelis, ITT, and Xylem have generally agreed to share in any unfavorable federal tax audit liabilities over a specified threshold of $27. ITT is responsible for liabilities below the threshold and has paid $12 against the threshold through December 31, 2014. ITT’s earliest open tax years that remain subject to examination for the major jurisdictions of the United States and United Kingdom are 2009 and 2010, respectively.

The IRS is currently conducting an examination of our tax returns for 2012 and 2011 subsequent to the ITT Spin-off. Although we believe we have adequately provided for all of our tax positions, amounts asserted by taxing authorities in future years could be greater than our accrued positions. Accordingly, additional provisions on income tax related matters could be recorded in the future due to revised estimates, settlement or other resolution of the underlying tax matters.

We classify interest relating to tax matters as a component of interest expense and tax penalties as a component of income tax expense in our Consolidated Statements of Operations. During 2014, 2013, and 2012, we recognized no interest expense related to tax matters, and tax penalties / (tax penalties reversals) of $0, $(9), and $9, respectively.

NOTE 6

EARNINGS PER SHARE

The following table sets forth the reconciliation of basic and diluted weighted average shares outstanding for our earnings per share calculations:

	Year Ended December 31,
	2014	2013	2012
Weighted average common shares outstanding	188.3	188.4	186.5
Add: Weighted average restricted stock awards outstanding (a)	—	0.1	0.9

Basic weighted average common shares outstanding	188.3	188.5	187.4
Add: Dilutive impact of stock options	2.9	1.6	0.5
Add: Dilutive impact of restricted stock units	2.0	1.9	0.7

Diluted weighted average common shares outstanding	193.2	192.0	188.6

(a)	Restricted stock awards containing rights to non-forfeitable dividends which participate in undistributed earnings with common shareholders are considered participating securities for purposes of computing earnings per share.

The table below provides a summary of securities that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the period presented.

	Year Ended December 31,
	2014	2013	2012
Anti-dilutive stock options	0.5	0.1	9.5

NOTE 7

RECEIVABLES, NET

Receivables, net were comprised of the following:

	December 31,
	2014	2013
Billed receivables	$358	$329
Unbilled contract receivables	459	380
Other	11	10

Receivables, gross	828	719
Allowance for doubtful accounts	(4)	(4)

Receivables, net	$824	$715

Total billed receivables due from the U.S. Government, either directly or as subcontractor with the U.S. Government, were $254 and $245 at December 31, 2014 and 2013, respectively. Because the Company’s billed receivables are primarily with the U.S. Government, the Company does not have a material credit risk exposure.

Unbilled contract receivables represent revenue recognized on long-term sales contracts in excess of amounts billed as of the balance sheet date. We expect to bill and collect substantially all of the December 31, 2014 unbilled contract receivables during the next twelve months as scheduled billing milestones are completed or units are delivered.

NOTE 8

INVENTORIES, NET

Inventories, net were comprised of the following:

	December 31,
	2014	2013
Production costs of contracts in process	$192	$217
Less progress payments	(17)	(21)

Production costs of contracts in process, net	175	196
Product inventory	50	44

Inventories, net	$225	$240

NOTE 9

PLANT, PROPERTY AND EQUIPMENT, NET

Plant, property and equipment, net consisted of the following:

	December 31,
	2014	2013
Land and improvements	$21	$22
Buildings and improvements	358	367
Machinery and equipment	695	663
Furniture, fixtures and office equipment	80	85
Construction in progress	19	59

Plant, property and equipment, gross	1,173	1,196
Less accumulated depreciation	(736)	(707)

Plant, property and equipment, net	$437	$489

Capitalized software, net, which is included in other non-current assets, was $39 and $28 at December 31, 2014 and 2013, respectively. Depreciation and amortization expense of plant, property and equipment and capitalized software was $82, $80 and $88 in 2014, 2013 and 2012, respectively.

NOTE 10

GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

Changes in the carrying amount of goodwill by business segment were as follows:

	C4ISR Electronics and Systems	Information and Technical Services	Total
Balance at January 1, 2013	$1,803	$160	$1,963
Acquisitions	2	7	9
Sales	(5)	—	(5)

Balance at December 31, 2013	$1,800	$167	$1,967
Acquisitions	4	8	12
Other	3	(6)	(3)

Balance at December 31, 2014	$1,807	$169	$1,976

During 2014, the Company completed two acquisitions, resulting in an increase to goodwill of $12 and other intangible assets of $9. During 2013, the Company completed one acquisition, resulting in an increase to goodwill of $7 and other intangible assets of $7. In 2013 goodwill, also increased $2 for purchase price adjustments related to our 2012 acquisitions.

Based on the results of our annual impairment tests, we determined that no impairment of goodwill existed as of the measurement date in 2014 or 2013. However, future goodwill impairment tests could result in a charge to income.

Other Intangible Assets

Net Information regarding our other intangible assets was as follows:

	December 31, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Intangibles	Gross Carrying Amount	Accumulated Amortization	Net Intangibles
Customer and distributor relationships	$521	$(389)	$132	$525	$(371)	$154
Proprietary technology	36	(23)	13	30	(22)	8
Trademarks, patents and other	9	(4)	5	9	(4)	5

Total other intangible assets	$566	$(416)	$150	$564	$(397)	$167

Customer and distributor relationships, proprietary technology, and trademarks, patents and other are amortized over weighted average lives of approximately 14 years, 8 years and 11 years, respectively. Amortization expense related to other intangible assets for 2014, 2013 and 2012 was $24, $27 and $39, respectively.

Estimated amortization expense for each of the five succeeding years and thereafter is as follows:

2015	$22
2016	20
2017	17
2018	15
2019	14
2020 and thereafter	62

Total	$150

NOTE 11

LEASES AND RENTALS

Exelis leases certain offices, manufacturing buildings, land, machinery, automobiles, computers and other equipment primarily under operating leases. Our operating leases expire at various dates through 2023 and may include renewal and payment escalation clauses. Exelis often pays maintenance, insurance and tax expense related to leased assets. Rental expenses under our operating leases were $63, $67 and $71 for 2014, 2013 and 2012, respectively, net of immaterial amounts of sublease rental income.

The following is a schedule, by years, of future minimum lease payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2014.

Operating leases
2015	$63
2016	52
2017	39
2018	34
2019	27
2020 and thereafter	43
Total future minimum lease payments	$258

NOTE 12

DEBT

Debt consisted of the following:

	December 31,
	2014	2013
Long-term debt	$650	$650
Unamortized debt discounts	(1)	(1)
Total long-term debt	$649	$649

The following table provides a summary of interest rates, carrying values and estimated fair values of outstanding long-term debt:

		December 31, 2014		December 31, 2013
	Interest rate	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt
Senior notes due 2016	4.25%	$250	$259	$250	$263
Senior notes due 2021	5.55%	400	429	400	404
Total		$650	$688	$650	$667

The fair value of our notes was determined using prices in secondary markets for identical and similar securities (Level 2 inputs) obtained from external pricing sources.

Credit Facility

On December 23, 2014, the Company entered into a five-year competitive advance and revolving credit facility agreement (“Credit Facility”) with a consortium of lenders, including JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent. The Credit Facility provides for a senior unsecured revolving credit facility in an aggregate principal amount of up to $500, which may be increased, at the request of the Company and with the consent of the participating lenders, up to an aggregate of $200, for a maximum aggregate principal amount of $700. The Credit Facility includes a $100 letter of credit commitment and requires us to pay certain customary and recurring fees, including fees on the commitments of the lenders. The Credit Facility matures on December 23, 2019, and may be extended for additional one year periods, subject to consent of participating lenders and continuing compliance with the financial covenants and other customary conditions. The Credit Facility is available for working capital and other general corporate purposes. The Credit Facility replaces our previous credit facility that would have expired in October 2015. As of December 31, 2014 and 2013, no borrowings or letters of credit were outstanding under the credit facilities.

Borrowings under the Credit Facility will bear interest at rates based, at the Company’s option, on a Eurodollar rate or an alternate base rate, as defined in the Credit Facility. The Credit Facility permits voluntary prepayment of principal and accrued interest and contains customary representations, warranties, affirmative and negative covenants, including financial covenants, events of default and indemnification provisions in favor of the banks. The negative covenants include restrictions regarding the incurrence of additional indebtedness; the incurrence of liens; the entering into certain sale-and-leaseback transactions; certain mergers and consolidations; certain sales, transfers, leases or disposals of assets; a liquidation or dissolution; and the entering into certain restrictive agreements, in each case subject to certain exceptions. The financial covenants require us not to exceed a maximum leverage ratio of 3.50 to 1.00 (based on a ratio of consolidated total indebtedness to consolidated EBITDA) and, depending on our credit ratings as defined in the Credit Facility, to maintain a minimum consolidated interest coverage ratio of 3.00 to 1.00 (based on a ratio of consolidated EBITDA to consolidated interest expense).

Senior Notes

The Company has outstanding long-term debt consisting of $250 aggregate principal amount of 4.25% senior notes due October 1, 2016 and $400 aggregate principal amount of 5.55% senior notes due October 1, 2021 (together the “Notes”). The Notes are subject to the terms of an indenture with Union Bank, N.A., as trustee (the “Indenture”). The associated debt issuance costs of $6 and debt discount of $1 are amortized over the life of the Notes. Accrued interest payable on the Notes, included in other accrued liabilities, was $8 and $8 at December 31, 2014 and 2013, respectively, and is payable on April 1 and October 1 of each year.

The Indenture includes covenants that restrict our ability to, subject to exceptions, incur indebtedness secured by liens or engage in sale and leaseback transactions. The Indenture also provides for customary events of default, including, but not limited to, (i) failure to pay interest for 30 days, (ii) failure to pay principal when due, (iii) failure to perform any other covenant in the Indenture for 90 days after receipt of notice from the trustee or from holders of 25% of the outstanding principal amount and (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

The Notes are redeemable as a whole or in part, at the Company’s option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 50 basis points, plus in each case accrued and unpaid interest to the date of redemption. In addition, if the Notes cease to be rated investment grade by each of Moody’s Investors Service, Inc., Fitch Inc. and Standard & Poor’s Rating Services on any date during the 60-day period following the first public announcement of a change of control transaction, including the Company’s proposed merger with Harris Corporation, each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. Notwithstanding the foregoing, a holder of the Notes will not have the right to require us to repurchase such holder’s Notes until the change of control transaction has actually been consummated.

NOTE 13

POSTRETIREMENT BENEFIT PLANS

Defined Contribution Plans

The Company sponsors numerous defined contribution savings plans, including the Salaried Investment and Savings Plan, our largest defined contribution plan, which allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with specified guidelines. Several of the plans require us to match a percentage of the employee contributions up to certain limits and make base contributions, generally totaling between 2.0% to 7.5% of employee eligible pay. Matching contributions and base contributions charged to expense were $33, $35 and $38 for 2014, 2013 and 2012, respectively.

The Exelis Stock Fund investment option in our Salaried Investment and Savings Plan is considered an Employee Stock Ownership Plan (ESOP). On December 31, 2014, approximately 5.5 shares of Exelis common stock were held in the Exelis Stock Fund. Participants in the Exelis Stock Fund may receive dividends in cash or may reinvest such dividends into the Exelis Stock Fund.

Defined Benefit Plans

Company employees participate in numerous defined benefit pension plans and benefits for most employees under the terms of these plans are based on the employee’s years of service and compensation. We fund these plans as required by statutory regulations and through discretionary contributions. Some Company employees also participate in other postretirement defined benefit plans such as health care and life insurance plans.

The U.S. Salaried Retirement Plan (U.S. SRP) is our largest defined benefit plan with assets valued at $4,075 and a projected benefit obligation of $5,634 as of December 31, 2014. Effective December 31, 2016, all future benefit accruals under the U.S. SRP will be frozen and all eligible employees who continue to accrue future benefits in the U.S. SRP at that date will be eligible to participate in the Salaried Investment and Savings Plan starting January 1, 2017. The U.S. SRP benefit obligation was re-measured as of May 31, 2013 to reflect the May 2013 plan amendment that froze all future benefit accruals. Employees hired after September 30, 2011 were not eligible to accrue benefits in the U.S. SRP after December 31, 2011.

Balance Sheet Information

Amounts recognized in the Consolidated Balance Sheets for defined benefit pension plans and other postretirement defined benefit plans (collectively, “defined benefit plans”) reflect the funded status of the plans. The following table provides a summary of the funded status of our defined benefit plans and the presentation of such balances within our Consolidated Balance Sheets.

	December 31,
	2014			2013
	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Fair value of plan assets	$4,455	$272	$4,727	$4,288	$281	$4,569
Projected benefit obligation	(6,336)	(477)	(6,813)	(5,522)	(480)	(6,002)

Funded status	$(1,881)	$(205)	$(2,086)	$(1,234)	$(199)	$(1,433)

Amounts reported within
Other non-current assets	$—	$—	$—	$6	$—	$6
Accrued liabilities	(13)	(1)	(14)	(14)	(18)	(32)
Non-current liabilities	$(1,868)	$(204)	$(2,072)	$(1,226)	$(181)	$(1,407)

A portion of our projected benefit obligation includes amounts that have not yet been recognized as expense in our results of operations. Such amounts are recorded within accumulated other comprehensive loss until they are amortized as a component of net periodic benefit cost. The following table provides a summary of pre-tax amounts recorded within accumulated other comprehensive loss.

	December 31,
	2014			2013
	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Net actuarial loss	$3,040	$72	$3,112	$2,304	$69	$2,373
Prior service cost (credit)	8	(1)	7	10	(1)	9

Total	$3,048	$71	$3,119	$2,314	$68	$2,382

The following table provides a roll-forward of the projected benefit obligations for our defined benefit plans:

	Year Ended December 31,
	2014			2013
	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Change in benefit obligation
Benefit obligation at January 1,	$5,522	$480	$6,002	$6,086	$525	$6,611
Service cost	61	2	63	70	2	72
Interest cost	254	19	273	241	19	260
Actuarial loss (gain)	881	9	890	(414)	(43)	(457)
Benefits paid	(363)	(33)	(396)	(445)	(23)	(468)
Expenses paid	(21)	—	(21)	(17)	—	(17)
Other	2	—	2	1	—	1

Benefit obligation at December 31,	$6,336	$477	$6,813	$5,522	$480	$6,002

The following table provides a roll-forward of the plans assets and the ending funded status for our defined benefit plans:

	Year Ended December 31,
	2014			2013
	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Change in plan assets
Plan assets at January 1,	$4,288	$281	$4,569	$4,109	$270	$4,379
Actual return on plan assets	403	26	429	442	33	475
Employer contributions	133	—	133	186	—	186
Benefits paid	(348)	(35)	(383)	(432)	(22)	(454)
Expenses paid	(21)	—	(21)	(17)	—	(17)

Plan assets at December 31,	$4,455	$272	$4,727	$4,288	$281	$4,569

Funded status at end of year	$(1,881)	$(205)	$(2,086)	$(1,234)	$(199)	$(1,433)

The accumulated benefit obligation for all defined benefit pension plans was $6,308 and $5,485 at December 31, 2014 and 2013, respectively. The following table provides information for defined benefit pension plans with an accumulated benefit obligation in excess of plan assets.

	December 31,
	2014	2013
Projected benefit obligation	$6,336	$5,482
Accumulated benefit obligation	6,308	5,445
Fair value of plan assets	4,455	4,242

Income Statement Information

The following table provides the components of net periodic benefit cost and other amounts recognized in other comprehensive income for 2014, 2013 and 2012, as they pertain to our defined benefit plans.

	Year Ended December 31,
	2014			2013			2012
	Pension	Other Benefits	Total	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Net periodic benefit cost
Service cost	$61	$2	$63	$70	$2	$72	$75	$2	$77
Interest cost	254	19	273	241	19	260	265	22	287
Expected return on plan assets	(346)	(22)	(368)	(341)	(21)	(362)	(386)	(22)	(408)
Amortization of net actuarial loss	86	1	87	106	10	116	76	10	86
Amortization of prior service cost (credit)	2	—	2	1	—	1	2	(2)	—

Net periodic benefit cost	57	—	57	77	10	87	32	10	42

Effect of curtailments(1)	1	—	1	—	—	—	1	—	1

Total net periodic benefit cost	$58	$—	$58	$77	$10	$87	$33	$10	$43

Other changes in plan assets and benefit obligations recognized in other comprehensive income
Net actuarial loss (gain)	$822	$4	$826	$(514)	$(49)	$(563)	$379	$(9)	$370
Prior service cost (credit)	—	—	—	1	—	1	(1)	—	(1)
Amortization of net actuarial loss	(86)	(1)	(87)	(106)	(10)	(116)	(76)	(10)	(86)
Amortization of prior service (cost) credit	(2)	—	(2)	(1)	—	(1)	(2)	2	—

Total change recognized in other comprehensive income	734	3	737	(620)	(59)	(679)	300	(17)	283

Total impact from net periodic benefit cost and changes in other comprehensive income	$792	$3	$795	$(543)	$(49)	$(592)	$333	$(7)	$326

(1)	Curtailments recorded during the years ended December 31, 2014 and 2012 were due to reductions in force and plan amendments related to the Night Vision Hourly Pension Plan.

The following table provides the estimated net actuarial loss and prior service cost that will be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2015.

	Pension	Other Benefits	Total
Net actuarial loss	$110	$4	$114
Prior service cost	2	—	2

Total	$112	$4	$116

Defined Benefit Plan Assumptions

The determination of the assumptions related to defined benefit plans are based on the provisions of the applicable accounting pronouncements, the review of various market data and discussion with our actuaries. Management develops each assumption using relevant company experience in conjunction with market-related data. Assumptions are reviewed annually and adjusted as necessary.

The following table provides the weighted-average assumptions used to determine projected benefit obligations and net periodic benefit cost, as they pertain to our defined benefit pension plans.

	Year Ended December 31,
	2014	2013
Obligation assumptions
Discount rate	4.00%	4.71%
Rate of future compensation increase	2.75%	2.75%
Cost assumptions(1)
Discount rate	4.70%	4.28%
Expected return on plan assets	8.25%	8.50%
Rate of future compensation increase	2.75%	2.75%

(1)	Cost assumptions for the current year are generally based on the prior year-end obligation assumptions.

The following table provides the weighted-average assumptions used to determine projected benefit obligations and net periodic benefit cost, as they pertain to other postretirement benefit plans.

	Year Ended December 31,
	2014	2013
Obligation assumptions
Discount rate	3.85%	4.45%
Rate of future compensation increase	2.75%	2.75%
Cost assumptions(1)
Discount rate	4.45%	3.76%
Rate of future compensation increase	2.75%	3.25%

(1)	Cost assumptions for the current year are generally based on the prior year-end obligation assumptions.

The expected long-term rate of return on plan assets reflects the expected returns for each major asset class in which the plans invests, the weight of each asset class in the strategic allocation, the correlations among asset classes and their expected volatilities. Our expected rate of return on plan assets is estimated by evaluating both historical returns and estimates of future returns. Specifically, the determination of the expected long-term rate of return takes into consideration: (1) the plan’s actual historical annual return on assets, net of fees, over the past 15, 20 and 25 year time periods, (2) independent estimates of future long-term asset class returns, weighted by the plan’s strategic allocation and (3) historical broad market returns over long-term timeframes weighted by the plan’s strategic allocation. Based on this approach, the estimate of the long-term annual rate of return on assets is 8.25% for 2015.

The table below provides the actual rate of return generated on plan assets during each of the years presented, as they compare to the expected long-term rate of return utilized in calculating the net periodic benefit cost.

	Year Ended December 31,
	2014	2013	2012
Expected long-term rate of return on plan assets	8.25%	8.50%	9.00%
Actual rate of return on plan assets	9.10%	11.14%	10.96%

Health care plan assumptions

The assumed rate of future increases in the per capita cost of health care (the health care trend rate) is 7.0% for 2015, decreasing ratably to 5.0% In 2022. Increasing or decreasing the health care trend rates by one percent per year would not have a material effect on the benefit obligation or the aggregate annual service and interest cost components. To the extent that actual experience differs from these assumptions, the effect will be amortized over the average future service period of the covered active employees.

Investment Policy

The investment strategy for managing defined benefit plan assets is to seek an optimal rate of return relative to an appropriate level of risk. The Company manages substantially all defined benefit plan assets on a commingled basis in a master investment trust. Under certain circumstances, Exelis has the authority to temporarily waive the investment guidelines when determining the actual asset allocation ranges. In making these asset allocation decisions, Exelis takes into account recent and expected returns and volatility of returns for each asset class, the expected correlation of returns among the different investments, as well as anticipated funding and cash flows. To enhance returns and mitigate risk, Exelis diversifies its investments by strategy, asset class, geography and sector and engages a large number of managers to gain broad exposure to the markets.

The following table provides the strategic allocation ranges by asset category.

Strategic Allocation Range
Domestic equity	25% – 75%
International equity	10% – 45%
Private equity	10% – 30%
Fixed income investments	0% – 60%
Hedge funds	10% – 40%
Cash and cash equivalents	0% – 30%

Fair Value of Plan Assets

The following is a description of the valuation techniques and inputs used to measure fair value for the major asset categories.

Domestic and international equity, which include common and preferred shares, domestic listed and foreign listed equity securities, open-ended and closed-ended mutual funds and exchange traded funds, are generally valued at the closing price reported on the major market on which the individual securities are traded at the measurement date.

Private equity funds, which include buy-outs, mezzanine, venture capital, distressed assets, commodities and real estate, are typically limited partnership investment structures. Private equity valuations are based on the valuation of the underlying investments, which include inputs such as cost, operating results, discounted future cash flows and market-based comparable data. Our private equity funds have liquidity restrictions that extend up to twelve years. Exelis had future unfunded commitments to our private equity funds totaling $217 at December 31, 2014.

Fixed income investments, which include U.S. Government securities, corporate bonds and core bonds, are generally valued using pricing models that use verifiable, observable market data such as interest rates, benchmark yield, bids provided by brokers or dealers, or quoted prices of securities with similar characteristics.

Hedge funds, which include equity long/short, event driven, fixed income arbitrage and global macro, are typically limited partnership investment structures. Limited partnership interests in hedge funds are primarily valued using a market approach based on net asset value (NAV) calculated by the funds and are not publicly available. Hedge funds that permit redemption on a quarterly or more frequent basis with 90 or fewer days’ notice are generally classified within Level 2 of the fair value hierarchy. All other hedge funds are classified as Level 3.

Other is primarily comprised of a hybrid international debt and equity fund valued at NAV and guaranteed insurance contracts valued at book value, which approximates fair value, calculated using the prior year balance adjusted for investment returns and changes in cash flows.

Cash and cash equivalents are primarily comprised of short-term money market funds valued at cost, which approximates fair value, or valued at quoted market prices of identical instruments.

The following table provides the fair value of plan assets held by our defined benefit plans by asset category and by fair value hierarchy level.

	December 31,
	2014				2013
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Asset category
Domestic equity
Large cap	$814	$620	$194	$—	$733	$562	$171	$—
Mid cap	577	528	49	—	532	487	45	—
Small/Micro cap	115	52	63	—	109	51	58	—
International equity	630	341	289	—	461	346	115	—
Private equity
Buyout funds	708	—	—	708	841	—	—	841
Mezzanine funds	38	—	—	38	41	—	—	41
Venture capital funds	85	—	—	85	101	—	—	101
Distressed asset investments	149	—	—	149	197	—	—	197
Commodities and Real Estate	51	—	—	51	60	—	—	60
Fixed income investments
U.S. Government securities	613	—	613	—	421	—	421	—
Corporate bonds	54	—	54	—	52	—	52	—
Core bonds	52	—	52	—	—	—	—	—
Hedge funds	562	—	76	486	730	—	73	657
Other	82	—	69	13	83	—	71	12
Cash and cash equivalents	193	14	179	—	208	18	190	—

Total	$4,723	$1,555	$1,638	$1,530	$4,569	$1,464	$1,196	$1,909

Receivables (payables), net	4				—
Total fair value of plan assets	$4,727				$4,569

The following table presents a reconciliation of the beginning and ending defined benefit plan asset balances that use significant unobservable inputs (Level 3) to measure fair value.

	Private Equity	Hedge Funds	Other	Total
Level 3 balance — December 31, 2012	$1,311	$520	$9	$1,840
Realized gains (losses), net	97	—	1	98
Unrealized gains (losses), net	46	26	2	74
Purchases (sales), net	(214)	8	—	(206)
Transfers in (out), net	—	103	—	103

	Private Equity	Hedge Funds	Other	Total
Level 3 balance — December 31, 2013	$1,240	$657	$12	$1,909
Realized gains (losses), net	152	9	1	162
Unrealized gains (losses), net	14	(30)	—	(16)
Purchases (sales), net	(375)	(150)	—	(525)

Level 3 balance — December 31, 2014	$1,031	$486	$13	$1,530

Contributions

Funding requirements under Internal Revenue Service (IRS) rules are a major consideration in making contributions to our postretirement benefit plans. With respect to qualified pension plans, we intend to contribute annually not less than the minimum required by applicable law and regulations. We made total contributions of $133, $186 and $266 to all of our qualified defined benefit pension plans during 2014, 2013 and 2012, respectively. In 2013, total contributions included $40 of voluntary contributions to the U.S. SRP. We currently anticipate making total contributions to our qualified defined benefit pension plans in the range of $165 to $175 during 2015.

Estimated Future Benefit Payments

The following table provides the projected timing of payments for benefits earned to date and the expectation that certain future service will be earned by current active employees for our defined benefit plans.

	Pension	Other Benefits	Total
2015	$374	$36	$410
2016	378	36	414
2017	380	35	415
2018	383	35	418
2019	386	34	420
2020 — 2024	1,940	165	2,105

NOTE 14

STOCK-BASED COMPENSATION

The Company maintains an equity incentive plan (the “2011 Omnibus Incentive Plan” or the “Plan”) to govern awards granted to Exelis employees and directors, including awards of non-qualified stock options (NQOs), restricted stock units (RSUs), total shareholder return (TSR) awards, and other awards. As of December 31, 2014, there were 23.6 awards granted under the Plan with 16.4 shares remaining available for future awards. The Company issues new shares to satisfy equity-based awards. We account for NQOs and RSUs as equity-based compensation awards. TSR awards are cash settled and accounted for as liability-based compensation awards.

The following table provides the impact of stock-based compensation in our Consolidated Statement of Operations:

	Year Ended December 31,
	2014	2013	2012
Compensation costs for equity-based awards	$23	$26	$22
Compensation costs for liability-based awards	3	6	2

Total compensation costs, pre-tax	$26	$32	$24

Future tax benefit	$10	$11	$10

At December 31, 2014, total unrecognized compensation cost related to equity-based awards and liability-based awards were $12 and $2, respectively, which are expected to be recognized ratably over a weighted-average period of 1.9 years and 1.8 years, respectively.

In connection with the spin-off of Vectrus, Exelis employees’ outstanding NQOs and RSUs were adjusted to preserve the aggregate intrinsic value of each award at the date of the spin-off on terms which were in all material respects identical to the terms of the awards replaced. The fair value of the converted NQOs immediately following the spin-off was higher than the fair value of such awards immediately prior to the spin-off. As a result, we incurred incremental compensation expense of approximately $2, most of which was recognized immediately. All outstanding NQOs and RSUs held by Vectrus employees were assumed by Vectrus.

Non-Qualified Stock Options

NQOs generally vest in one-third increments over three years following the date of grant and are exercisable for periods up to seven or ten years from the date of grant at a price equal to the fair market value of common stock at the date of grant. Options granted between 2004 and 2009 were awarded with a term of seven years and options granted prior to 2004 and after 2009 were awarded with a term of ten years.

A summary of the status of our NQOs as of December 31, 2014, 2013 and 2012 and changes during the years then ended is presented below.

	Year Ended December 31,
	2014		2013		2012
Stock Options	Shares	Weighted- Average Exercise Price Per Share	Shares	Weighted- Average Exercise Price Per Share	Shares	Weighted- Average Exercise Price Per Share
Outstanding at January 1,	11.46	$11.13	11.36	$11.06	10.59	$10.65
Granted	0.57	20.82	2.89	11.11	3.05	11.19
Exercised	(1.68)	10.83	(2.21)	10.53	(2.10)	9.14
Forfeited, canceled or expired	(0.12)	10.34	(0.58)	11.98	(0.18)	11.52
Vectrus spin-off adjustment	0.56	11.30	—	—	—	$—

Outstanding at December 31,	10.79	$10.74	11.46	$11.13	11.36	$11.06

Options exercisable at December 31,	7.48	$10.31	4.95	$11.02	4.49	$10.59

The intrinsic value of options exercised (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) during 2014, 2013 and 2012 was $14, $12 and $4, respectively.

The following table summarizes information about NQOs outstanding and exercisable as of December 31, 2014:

	Options Outstanding				Options Exercisable
Range of Exercise Prices Per Share	Number	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value	Number	Weighted- Average Remaining Contractual Life (In Years)	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value
$ 6.92 - $11.06	8.91	7.1	$10.08	$66	6.15	6.7	$10.00	$46
$11.15 - $19.16	1.88	6.4	13.90	8	1.33	5.3	11.72	8

Total	10.79	7.0	$10.74	$74	7.48	6.5	$10.31	$54

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on Exelis’ closing stock price of $17.53 per share on December 31, 2014, which would have been received by the option holders had all option holders exercised their options as of that date. There were no exercisable options “out-of-the money” as of December 31, 2014.

As of December 31, 2014, the total number of stock options expected to vest (including those that have already vested) was 10.8. These stock options have a weighted-average exercise price of $10.73 per share, an aggregate intrinsic value of $74 and a weighted average remaining contractual life of 7.0 years.

The fair value of stock options is determined on the date of grant utilizing a Black-Scholes valuation model. The following weighted-average assumptions were utilized in deriving the fair value for NQOs:

	Year Ended December 31,
	2014	2013	2012
Dividend yield	1.98%	3.72%	3.69%
Expected volatility	26.8%	27.0%	27.1%
Expected life (in years)	7.0	7.0	7.0
Risk-free rates	2.20%	1.40%	1.41%
Weighted-average grant date fair value per share	$5.12	$1.93	$1.96

Black-Scholes: Dividend yield is based on the announced dividend as of the grant date annualized and divided by the grant date stock price. Volatility is primarily based on daily average volatility of our peer group companies over 7 years, which is consistent with the expected term. Peer group companies were selected from companies within the aerospace and defense industry that most closely match our business, including size, diversification, and customer base. The expected term of the stock option represents the estimated period of time until exercise and is based on the vesting period of the award and the estimated exercise patterns of employees. The risk-free rate is based on the United States Treasury stripped coupon rates with maturities corresponding to the expected term of 7 years, measured as of the grant date.

Restricted Stock and Restricted Stock Units

The fair value of restricted stock and RSUs are determined based on the closing price of Exelis common stock on the date of grant. RSUs granted In 2014 vest annually in three equal installments and restricted stock and RSUs granted in prior years vest three years from the date of grant. Holders of restricted stock have the right to receive dividends and vote the shares. RSUs accrue dividends; however, the dividends are forfeited if the RSUs do not vest. RSUs have no voting rights. If an employee leaves the Company prior to vesting, whether through resignation or termination for cause, the restricted stock or RSUs are forfeited. If an employee retires or is terminated other than for cause, all or a pro rata portion of the restricted stock or RSUs may vest.

The table below provides a roll-forward of outstanding restricted stock and RSUs for each of the previous three years ended.

	Year Ended December 31,
	2014		2013		2012
Restricted Stock and Restricted Stock Units	Shares	Weighted Average Grant Date Fair Value Per Share	Shares	Weighted Average Grant Date Fair Value Per Share	Shares	Weighted Average Grant Date Fair Value Per Share
Outstanding at January 1,	3.48	$11.48	3.56	$11.67	3.51	$10.93
Granted	0.73	20.51	1.14	11.18	1.25	11.16
Vested	(1.42)	12.85	(1.02)	11.83	(1.01)	8.44
Forfeited and canceled	(0.09)	12.26	(0.20)	11.35	(0.19)	11.94
Vectrus spin-off adjustment	(0.07)	13.43	—	—	—	—

Outstanding at December 31,	2.63	$12.44	3.48	$11.48	3.56	$11.67

Total Shareholder Return Awards

TSR awards provide performance-based cash award incentives to our key employees. For the years ended December 31, 2014, 2013 and 2012, we granted TSR awards with an aggregate target value of $5, $4 and $4 respectively, that are cash settled at the end of a three-year performance period. The fair value of TSR awards is measured quarterly and, for 2014 awards, was based on the Company’s performance relative to the performance of the S&P 1500 Aerospace and Defense index. The fair value of TSR awards granted during 2012 and 2013 was based on the Company’s performance relative to the performance of a concentrated group of our peer companies and the S&P 1500 Aerospace and Defense index. Depending on the Company’s performance during the three-year performance period, payment can range from 0% to 200% of the target value.

NOTE 15

SHAREHOLDERS’ EQUITY

Authorized capital was comprised of 750 shares of common stock ($0.01 par value per share) and 50 shares of preferred stock (no par value per share) on December 31, 2014 and 2013. There were 193.0 and 190.4 shares of common stock issued at December 31, 2014 and 2013, respectively, and 185.7 and 189.4 shares of common stock outstanding at December 31, 2014 and 2013, respectively. No preferred stock was issued and outstanding at December 31, 2014 and 2013.

We issue shares of our common stock in connection with our 2011 Omnibus Incentive Plan. At December 31, 2014, 40.0 shares of common stock were reserved for issuance in connection with this Plan and we had a remaining balance of 16.4 shares of common stock available for future grants under this Plan.

We have a share repurchase program, which was approved by the Board of Directors on November 4, 2014, for the repurchase of our outstanding common stock, from time-to-time, up to an authorized amount of $350. Under the program, management has discretion to determine the dollar amount of shares to be repurchased and the timing of any repurchases in compliance with applicable law and regulation. The share repurchase program expires on November 4, 2016. As of December 31, 2014, we had repurchased a total of 1.5 shares of our common stock under this program for $28, and had remaining authorization of $322 for future share repurchases.

Our prior share repurchase program was approved by the Board of Directors on December 11, 2012. During the years ended December 31, 2014 and 2013, we repurchased shares of our common stock of 4.8 and 1.0, respectively, for $84 and $16, respectively, fully utilizing our prior share repurchase program’s authorized celling of $100. We account for shares repurchased as treasury stock under the cost method.

On October 10, 2014, the Board of Directors declared a cash dividend of $0.10 per share, payable on January 2, 2015 to shareholders of record on November 14, 2014. In 2014, 2013 and 2012, we declared four quarterly dividends totaling $79, $80 and $79, respectively, or $0.41 per share in each year.

NOTE 16

ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table presents changes in accumulated other comprehensive loss, net of tax, by component, included in stockholders’ equity:

	Net Foreign Currency Translation Adjustments	Unamortized Defined Benefit Plan Costs	Accumulated Other Comprehensive Loss
Balance at December 31, 2012	$15	$(1,850)	$(1,835)

Net foreign currency translation adjustments	1	—	1
Net actuarial gain arising during the year	—	343	343
Prior service credit arising during the year	—	(1)	(1)

Other comprehensive income (loss) before reclassifications	1	342	343
Amounts reclassified from accumulated other comprehensive loss
Amortization of net actuarial loss	—	59 (a)	59
Amortization of prior service cost	—	1 (a)	1

Other comprehensive income (loss), net of tax	1	402	403

Balance at December 31, 2013	$16	$(1,448)	$(1,432)

Net foreign currency translation adjustments	(8)	—	(8)

	Net Foreign Currency Translation Adjustments	Unamortized Defined Benefit Plan Costs	Accumulated Other Comprehensive Loss
Net actuarial loss arising during the year	—	(504)	(504)

Other comprehensive income (loss) before reclassifications	(8)	(504)	(512)
Amounts reclassified from accumulated other comprehensive loss
Amortization of net actuarial loss	—	64 (a)	64
Amortization of prior service cost	—	1 (a)	1

Other comprehensive income (loss), net of tax	(8)	(439)	(447)

Balance at December 31, 2014	$8	$(1,887)	$(1,879)

(a)	The amortization of net actuarial loss and prior service cost are included in the computation of net periodic benefit cost (Note 13).

Unamortized defined benefit plan costs included in accumulated other comprehensive loss in the Consolidated Balance Sheets were reduced by taxes of $1,232 and $934 as of December 31, 2014 and 2013, respectively.

The following tables provide a summary of the changes in accumulated other comprehensive loss for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31, 2014
	Pretax	Tax	After Tax
Changes in net foreign currency translation adjustments	$(8)	$—	$(8)
Changes in defined benefit plans	(737)	298	(439)

Net change in accumulated other comprehensive loss	$(745)	$298	$(447)

	Year Ended December 31, 2013
	Pretax	Tax	After Tax
Changes in net foreign currency translation adjustments	$1	$—	$1
Changes in defined benefit plans	679	(277)	402

Net change in accumulated other comprehensive loss	$680	$(277)	$403

	Year Ended December 31, 2012
	Pretax	Tax	After Tax
Changes in net foreign currency translation adjustments	$8	$—	$8
Changes in defined benefit plans	(283)	106	(177)
Defined benefit plans tax reclassification attributable to ITT Spin-off	—	(11)	(11)

Net change in accumulated other comprehensive loss	$(275)	$95	$(180)

NOTE 17

RELATED PARTY TRANSACTIONS

Vectrus Separation Agreements

After the spin-off of Vectrus, Exelis and Vectrus operate independently of each other and neither company has an ownership interest in the other. Prior to the completion of the spin-off, Exelis and Vectrus entered into a Distribution Agreement and related separation agreements that provided mechanisms for an orderly separation and govern the post-separation relationship between Exelis and Vectrus. These agreements generally provide that each party is responsible for its respective assets, liabilities and obligations following the spin-off, including employee benefits, intellectual property, information technology, insurance and tax-related assets and liabilities. The agreements also describe Exelis’ future commitments to provide Vectrus with certain temporary transition services. The executed agreements include the Distribution Agreement, Employee Matters Agreement, Tax Matters Agreement, Transition Services Agreement and several intellectual property agreements.

For the quarter ended December 31, 2014, charges for services provided by Exelis to Vectrus under the separation agreements, net of costs passed through to third parties, were $1. At December 31, 2014, total receivables due to Exelis from Vectrus were $14.

ITT Separation Agreements

After the ITT Spin-off, Exelis, ITT and Xylem operate independently of each other and none of the companies have any ownership interest in the other. In order to govern certain ongoing relationships between Exelis, ITT and Xylem following the ITT Spin-off and to provide mechanisms for an orderly transition, Exelis, ITT, and Xylem executed the various agreements that govern the ongoing relationships between and among the three companies after the ITT Spin-off and provide for the allocation of employee benefits, income taxes, and certain other liabilities and obligations attributable to periods prior to the ITT Spin-off. The executed agreements include the Distribution Agreement, Benefits and Compensation Matters Agreement, Tax Matters Agreement, several real estate matters agreements, and Master Transition Services Agreement.

The Distribution Agreement provides for certain indemnifications and cross-indemnifications among Exelis, ITT and Xylem. The indemnifications address a variety of subjects, including indemnification by ITT of Exelis in respect of certain asserted and unasserted asbestos or silica liability claims. These indemnifications include claims relating to the presence or alleged presence of asbestos or silica in products manufactured, repaired or sold prior to the Distribution Date, subject to limited exceptions with respect to certain employee claims. These indemnifications also include claims relating to the presence or alleged presence of asbestos or silica in the structure or material of any building or facility, subject to exceptions with respect to employee claims relating to Exelis or Xylem buildings or facilities. The indemnifications are absolute and indefinite. The indemnification associated with pending and future asbestos and silica claims does not expire.

The Tax Matters Agreement governs the respective rights, responsibilities and obligations of Exelis, ITT and Xylem after the ITT Spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. Federal, state, local and foreign income taxes, other tax matters and related tax returns. We have joint and several liability with ITT and Xylem to the IRS for the consolidated U.S. Federal income taxes of the ITT consolidated group relating to the taxable periods in which we were part of that group. However, the Tax Matters Agreement specifies the portion, if any, of this tax liability for which we bear responsibility, and ITT and Xylem agree to indemnify us against any amounts for which we are not responsible. Though valid as between the parties, the Tax Matters Agreement is not binding on the IRS.

For the years ended December 31, 2014, 2013 and 2012, charges for services provided to Exelis by ITT and Xylem and by Exelis to ITT and Xylem under the separation agreements, net of costs passed through to third parties, were not significant. At December 31, 2014 and 2013, total payables due from Exelis to ITT and Xylem Inc. were $9 and $9, respectively, and total receivables due to Exelis from ITT and Xylem Inc. were $7 and $7, respectively.

NOTE 18

COMMITMENTS AND CONTINGENCIES

General

From time to time, we are involved in legal proceedings that are incidental to the operation of our businesses. Some of these proceedings seek remedies relating to environmental matters, personal injury claims, employment and pension matters, and commercial or contractual disputes, sometimes related to acquisitions or divestitures.

Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including our assessment of the merits of the particular claim, we do not expect that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our cash flow, results of operations, or financial condition.

Environmental

In the ordinary course of business, we are subject to federal, state, local, and foreign environmental laws and regulations. We are responsible, or are alleged to be responsible, for ongoing environmental investigation and remediation of multiple sites. These sites are in various stages of investigation and/or remediation and in many of these proceedings our liability is considered de minimis. We have received notification from the U.S. Environmental Protection Agency (EPA), and from other governmental agencies, that a number of sites formerly or currently owned and/or operated by Exelis, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where we have been identified as a potentially responsible party under federal and state environmental laws and regulations.

Accruals for environmental matters are recorded on a site by site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies available to us. Our accrued liabilities for these environmental matters represent the best estimates related to the investigation and remediation of environmental media such as water, soil, soil vapor, air and structures, as well as related legal fees. These estimates, and related accruals, are reviewed quarterly and updated for progress of investigation and remediation efforts and changes in facts and legal circumstances. Liabilities for these environmental expenditures are recorded on an undiscounted basis.

It is difficult to estimate the final costs of investigation and remediation due to various factors, including incomplete information regarding particular sites and other potentially responsible parties, uncertainty regarding the extent of investigation or remediation and our share, if any, of liability for such conditions, the selection of alternative remedial approaches, and changes in environmental standards and regulatory requirements. We have estimated and accrued $26 and $26 as of December 31, 2014 and 2013, respectively, for environmental matters. We believe the total amount accrued is appropriate based on existing facts and circumstances.

The following table illustrates the range of estimated loss and number of active sites for these environmental matters:

	Year Ended December 31,
	2014	2013
Low-end range	$22	$23
High-end range	$69	$44
Number of active environmental investigation and remediation sites	46	24

In June 2014, the Company received notice from the Department of Justice, Environment and Natural Resources Division, that it may be potentially responsible for contribution to the environmental investigation and remediation of multiple locations in Alaska. Pending further information, we have increased the number of active sites and the high-end range of estimated loss based on our historical costs for similar matters.

On April 11, 2014, the EPA issued a proposed plan for remedial alternatives to address the cleanup of the lower eight mile stretch of the Passaic River. The EPA estimates the cost for the alternatives will range from $0.4 billion to $3.2 billion. The EPA’s preferred alternative would involve dredging the river bank to bank and installing an engineered cap at an estimated cost of $1.7 billion. The EPA is currently evaluating all the input from a public comment period that ended in August 2014 before it makes its final record of decision, which is expected in 2015. Therefore, the ultimate remedial approach and associated costs and the parties who will participate in funding the remediation and their respective allocations have not been determined. The Company has found no evidence that it contributed any of the primary contaminants of concern to the Passaic River. We will vigorously defend our self in this matter and we believe our ultimate costs will not be material.

U.S. Government Contracts, Investigations and Claims

The Company has U.S. Government contracts that are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies could have a material adverse effect on the Company’s cash flow, financial condition or results of operations. Furthermore, contracts with the U.S. Government may be terminated or suspended by the U.S. Government at any time, with or without cause. Such contract suspensions or terminations could result in un-reimbursable expenses or charges or otherwise adversely affect the Company’s cash flow, financial condition or results of operations.

Departments and agencies of the U.S. Government have the authority to investigate various transactions and operations of the Company, and the results of such investigations may lead to administrative, civil or criminal proceedings, the ultimate outcome of which could be fines, penalties, repayments or compensatory or treble damages. U.S. Government regulations provide that certain findings against a contractor may lead to suspension or debarment from future U.S. Government contracts or the loss of export privileges for a company or an operating division or subdivision. Suspension or debarment could have a material adverse effect on the Company because of its reliance on U.S. Government contracts.

U.S. Government agencies, including the Defense Contract Audit Agency (DCAA) and others, routinely audit and review a contractor’s performance on government contracts, indirect rates and pricing practices, and compliance with applicable contracting and procurement laws, regulations and standards. Accordingly, costs billed or billable to the U.S. Government customers are subject to potential adjustment upon audit by such agencies. They also review the adequacy of the contractor’s compliance with government standards for its accounting and management internal control systems, including: control environment and accounting systems, general information technology systems, budget and planning systems, purchasing systems, material management systems, compensation systems, labor systems, indirect and other direct costs systems, billing systems and estimating systems. Audits currently underway include the Company’s control environment and accounting, billing, and indirect and other direct cost systems, as well as reviews of the Company’s compliance with certain U.S. Government Cost Accounting Standards.

From time to time, U.S. Government customers advise the Company of claims and penalties concerning certain potential disallowed costs. When such findings are presented, Exelis and the U.S. Government representatives engage in discussions to enable Exelis to evaluate the merits of these claims as well as to assess the amounts being claimed. Where appropriate, provisions are made to reflect the expected exposure to the matters raised by the U.S. Government representatives and such provisions are reviewed on a quarterly basis for sufficiency based on the most recent information available.

Indemnifications

As part of the spin-off of Vectrus, Exelis and Vectrus agreed to indemnify one another with respect to such parties’ assumed or retained liabilities under the Distribution Agreement and breaches of the Distribution Agreement or other separation agreements. Exelis expects Vectrus to fully perform under its indemnification obligation and therefore we have not recorded a liability for matters for which we are indemnified. In addition, we are not aware of any claims or other circumstances that would give rise to material payments to Vectrus under the indemnity that we provide to them.

As part of the ITT Spin-off, Exelis, ITT and Xylem Inc. indemnify one another with respect to such parties’ assumed or retained liabilities under the Distribution Agreement and breaches of the Distribution Agreement or related ITT Spin-off agreements. Exelis expects ITT and Xylem Inc. to fully perform under their indemnification obligations and therefore we have not recorded a liability for matters for which we are indemnified. In addition, we are not aware of any claims or other circumstances that would give rise to material payments to ITT or Xylem Inc. under the indemnity that we provide to them.

Letters of Credit

In the ordinary course of business, we use standby letters of credit, guarantees issued by commercial banks and surety bonds issued by insurance companies, as well as self-guarantees, principally to guarantee our performance on certain contracts and to support our self insured workers’ compensation plans. At December 31, 2014, there was an aggregate of approximately $72 in surety bonds, guarantees and stand-by letters of credit outstanding.

Rabbi Trust

The Company maintains a grantor trust (“Rabbi Trust”) for the purpose of assisting the Company with the payment of certain nonqualified deferred compensation obligations in the event of a change in control of the Company. The Company is obligated to contribute an amount equal to 110 percent of the Company’s obligations under eight nonqualified deferred compensation plans at the time of an “Acceleration Event,” as defined in such plans and the Rabbi Trust.

NOTE 19

SEGMENT INFORMATION

The Company’s segments are reported on the same basis used internally for evaluating performance and for allocating resources. We operate in two segments: C4ISR Electronics and Systems, and Information and Technical Services. Assets of the business segments exclude general corporate assets, which principally consist of cash, deferred tax assets, certain plant, property, and equipment, and certain other assets.

C4ISR Electronics and Systems

This segment provides engineered systems and solutions, including: ISR systems; integrated electronic warfare systems; radar and sonar systems; electronic attack and release systems; communications solutions; space systems; and composite aerostructures, for government and commercial customers around the world.

Information and Technical Services

This segment provides a broad range of service solutions, including: systems integration; network design and development; air traffic management; cyber; intelligence; advanced engineering; and space launch and range-support, for a wide variety of U.S. military and U.S. Government customers.

Segment financial results were as follows:

	2014			2013			2012
	Product Revenue	Service Revenue	Total Revenue	Product Revenue	Service Revenue	Total Revenue	Product Revenue	Service Revenue	Total Revenue
C4ISR Electronic and Systems	$2,142	$—	$2,142	$2,136	$—	$2,136	$2,487	$—	$2,487
Information and Technical Services	—	1,135	1,135	—	1,205	1,205	—	1,243	1,243

Total	$2,142	$1,135	$3,277	$2,136	$1,205	$3,341	$2,487	$1,243	$3,730

	Operating Income			Operating Margin
	2014	2013	2012	2014	2013	2012
C4ISR Electronic and Systems	$266	$202	$325	12.4%	9.5%	13.1%
Information and Technical Services	131	126	107	11.5%	10.5%	8.6%

Total	$397	$328	$432	12.1%	9.8%	11.6%

	Total Assets
	2014	2013
C4ISR Electronic and Systems	$3,040	$3,037
Information and Technical Services	658	612

Segments total	3,698	3,649

	Total Assets
	2014	2013
Corporate and other	1,180	862
Assets of discontinued operations	—	373

Total	$4,878	$4,884

	Plant, Property & Equipment
	2014	2013
C4ISR Electronic and Systems	$256	$284
Information and Technical Services	167	177

Segments total	423	461
Corporate and Other	14	28

Total	$437	$489

	Capital Expenditures			Depreciation & Amortization
	2014	2013	2012	2014	2013	2012
C4ISR Electronic and Systems	$30	$29	$56	$73	$82	$102
Information and Technical Services	14	30	41	21	22	19

Segments total	44	59	97	94	104	121
Corporate and Other	9	17	19	12	3	6

Total	$53	$76	$116	$106	$107	$127

NOTE 20

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table comprises selected financial data for the years ended December 31, 2014 and 2013.

	2014 Quarters				2013 Quarters
	First	Second	Third	Fourth	First	Second	Third	Fourth
Total revenue	$748	$816	$780	$933	$782	$842	$795	$922
Selling, general and administrative expenses	$98	$94	$93	$87	$100	$107	$86	$102
Income from continuing operations	$39	$56	$48	$87	$22	$39	$56	$61
Net income	$52	$61	$52	$84	$44	$78	$80	$79
Basic earnings per share
Continuing operations	$0.21	$0.30	$0.25	$0.47	$0.12	$0.21	$0.30	$0.32
Net income	$0.27	$0.32	$0.28	$0.45	$0.23	$0.41	$0.42	$0.42
Diluted earnings per share
Continuing operations	$0.20	$0.29	$0.25	$0.45	$0.12	$0.20	$0.29	$0.31
Net income	$0.27	$0.32	$0.27	$0.44	$0.23	$0.41	$0.41	$0.41
Weighted average common shares outstanding
Basic	189.6	189.0	188.4	186.3	188.3	188.2	188.5	189.0
Diluted	194.9	193.6	193.2	191.3	189.8	190.5	192.8	194.2

NOTE 21

PROPOSED MERGER

On February 5, 2015, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Harris Corporation (“Harris”) under which the Company will become a wholly owned subsidiary of Harris when the transaction closes. Under the Merger Agreement, at the time of the merger, all issued and outstanding shares of Exelis common stock will be canceled and Exelis shareholders will receive $16.625 in cash and 0.1025 of a share of Harris common stock for each share of Exelis common stock they own. Upon closing, Harris shareholders will own approximately 85 percent of the combined company and Exelis shareholders will own approximately 15 percent. The proposed merger has been approved by the boards of directors of both companies. The transaction is expected to close during the second quarter of 2015, subject to customary closing conditions, including those set forth below. There are no assurances that the proposed merger with Harris will be consummated on the expected timetable, or at all.

The completion of the proposed merger is subject to certain conditions, including: (1) the approval of the Merger Agreement by Exelis’ shareholders; (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (3) receipt of required regulatory approvals, including all consents required to be obtained from the Federal Communications Commission pursuant to communications laws in connection with the merger; (4) the absence of certain legal impediments preventing the consummation of the merger; (5) the approval by the New York Stock Exchange of the listing of the shares of Harris common stock issuable to Exelis shareholders under the merger agreement; (6) the effectiveness of the registration on Form S-4 to be filed by Harris relating to the shares of Harris common stock to be issued in the merger; (7) the truth of the representations and warranties of the parties and the compliance of the parties with their respective covenants, subject to customary qualifications including with respect to materiality; and (8) the absence of a material adverse effect occurring with respect to Exelis.